CONSULTING SERVICES AGREEMENT

THIS AGREEMENT is made effective the 1st day of January, 2002.

BETWEEN:

PACIFIC RODERA VENTURES INC., a body corporate having its head office at 707 - 1030 West Georgia Street, in the City of Vancouver, in the Province of British Columbia,

(hereinafter referred to as the "Company")

OF THE FIRST PART

AND:

GROUNDSWELL ENERGY INC., a body corporate having its head office at 240 Ranchview Mews NW in the City of Calgary, in the Province of Alberta,

(hereinafter referred to as "GEI")

OF THE SECOND PART

WHEREAS:

A. GEI is a corporation incorporated pursuant to the laws of the Province of Alberta and extra-provincially registered in the Province of Saskatchewan where its principal shareholders are Michael K. Barton ("Barton") and Leslie Barton;

B. GEI has expertise and experience in the management and development of oil and gas assets in the business carried on by the Company;

C. GEI has agreed to provide corporate development, management, asset acquisition and disposition and specifically work towards increasing shareholder value with the ultimate objective being the sale of the Company or its assets, and such other management duties required by the Company;

D. The Company wishes to engage the services of Barton, the principal officer of GEI, and appoint Barton as President and Chief Executive Officer and Barton is agreeable to serve the Company upon the terms of this Agreement and GEI agrees to commit such time of Barton's as may be necessary;

E. The Company confirms and acknowledges that GEI owns, administers, operates and explores for oil and gas for its own account;

NOW THEREFORE, THIS AGREEMENT WITNESSTH that in consideration of the premises and mutual covenants and agreements hereinafter set forth, IT IS AGREED as follows:

1. The Company hereby engages GEI to perform the duties set out in paragraph 3 hereof for a term of twenty-four (24) calendar months commencing January 1, 2002, unless terminated earlier as hereinafter provided. This Agreement shall automatically renew for further twelve (12) month terms unless GEI or the Company shall give to the other party two (2) clear months notice of non-renewal, in which case it shall terminate.

2. During the terms of this Agreement, Barton shall diligently and faithfully devote the necessary time and effort, as GEI determines, in its discretion, is required, to the Company's business affairs so as to perform his duties as President under this Agreement.

3. GEI shall, pursuant to the terms and conditions of this Agreement, be responsible for the Company's oil and gas assets, further acquisitions and dispositions, corporate development, increasing shareholder value and assistance in general corporate and financing affairs and shall provide the following:

a. Overseeing the administration, exploitation and exploration of the day to day affairs of the Company's oil and gas assets;

b. Liaison with Company's joint venture partners, possible partners, consultants, and other professional representatives deemed necessary to perform the duties required;

c. Development of appropriate business and financial plans for actual or proposed expansion and development of the Company's business;

d. Evaluating and negotiating potential sales, deals, contract, acquisitions, licensing, and/or joint ventures on the Company's oil and gas assets and the terms thereof;

e. Supervision of the corporate development activities and assisting in corporate communications of the Company.

4. GEI shall perform its duties on behalf of the Company in an efficient, trustworthy and businesslike manner to and for the advantage and benefit of the Company and will not engage in any business that would otherwise compete or jeopardize the Company's well being.

5. GEI shall direct Barton to devote such amount of Barton's time to the Company as necessary to perform its duties as per paragraph 3, herein.

6. GEI and Barton shall not, during the term of this contract or thereafter, disclose to any person, nor make use of for its own benefit, any confidential information or trade secrets relating to the Company, its business, policies, methods, geological data or information which it shall have acquired in any manner. GEI and Barton agree that disclosure by them of such confidential information or trade secrets may result in irreparable injury and damage to the Company, which may not be adequately compensable in money damages, that the Company will have no adequate remedy at law therefore, and that the Company shall have the right, and may, without objection from GEI or Barton, to obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect the Company against, or on account of any breach by GEI or Barton of the provisions of this paragraph. Nothing herein shall be construed as preventing the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from GEI or Barton.

7. GEI shall be paid by way of remuneration for its services, to a monthly fee of $4,000.00 plus GST, commencing on January 1, 2002 to December 31, 2003, paid at the end of each month. In addition, the Company has agreed to grant to Barton stock options totaling 350,000 options at a price of $0.10 per share, which number and price has been approved by the appropriate Regulatory Authorities, exercisable for three (3) years, to be vested at a rate of 50,000 shares per month over the first seven (7) months of this Agreement, with the first tranche to be released to Barton upon thirty (30) days from the date herein. In the event of termination of this Agreement for any reason, any options not vested will be cancelled and Barton shall have fifteen (15) days from the date of termination to exercise the vested options. The Company has agreed to grant Barton an additional 100,000 stock options, which grant must be approved by the Regulatory Authorities, at the prevailing market price at time of grant, but in any event to be vested at a rate of 20,000 options per month, but in any event not later than January 31, 2002, during the term of this Agreement. In the event that the Board of Directors and a majority of shareholders accepts a bone fide offer to acquire all of the outstanding shares of the Company or substantially all of the Company's assets, all of the Options detailed above will become fully vested immediately.

8. GEI and/or Barton shall be responsible for all remittance obligations arising from the Company's payments under this Agreement (i.e. CPP, UIC, taxes and the like) and GEI agrees to indemnify the Company against any liability that may occur as a result of the non-payment by GEI or Barton of these taxes and fees.

9. Upon the expiration of one year following the date of this Agreement and each year thereafter that the Agreement shall remain in force, the Board of Directors shall review the appropriateness of GEI's fees, giving consideration to the financial position of the Company and the scope of its activities and the activities of its subsidiaries.

10. GEI will be reimbursed for all reasonable travel and other business expenses incurred in connection with the conduct of the Company's business, upon presentation of appropriate receipts or vouchers to Mr. Harry Chew, Director of the Company.

11.

(a) Each of GEI and the Company may terminate this Agreement without cause, prior to the expiry of the term or any renewal thereof upon giving two (2) months written notice of termination to the other party.

(b) The Company may discharge GEI at any time for breach of this agreement or for cause. GEI shall be entitled to two (2) month's notice of such discharge. After such notice, the Company may at its option, discontinue all or any portion of GEI's duties, but shall continue to pay the agreed to fee, which shall be seen as including applicable options to Barton, during the two month notice period. After the effective date of such discharge, the Company shall have no further obligations under Paragraph 6 nor prejudice any rights of the Company hereunder.

(c) In the event GEI shall issue notice to terminate in the manner provided for herein, the parties confirm that at the date of such notice any unearned options due GEI hereunder shall lapse forthwith and GEI shall only earn the fee portion of the arrangement for the notice period.

12. Neither this Agreement nor any rights or benefits arising thereunder are assignable by GEI without the previous written consent of the Company.

13. If any provision, word or clause of this Agreement shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions, which shall be fully severable, and this Agreement shall be construed and enforced without regard to such illegal or invalid provision. This Agreement contains the entire agreement of the Parties hereto and can be modified only by an Agreement in writing and hereby supersedes any other oral or written agreements of the Parties.

14. Any notice required or permitted to be given under this Agreement shall be delivered by registered mail at the following addresses:
PACIFIC RODERA VENTURES INC.	GROUNDSWELL ENERGY INC.
707 - 1030 West Georgia Street	240 Ranchview Mews NW
Vancouver, BC V6E 2Y3	Calgary, AB T3G 1M7

and notice shall be deemed given, if mailed, four (4) business days following such mailing, and if personally delivered, on the date of service.

15. This Agreement and all matters arising thereunder shall be governed by the laws of British Columbia.

16. This Agreement may be subject to filing by the Company with the Canadian Venture Exchange.

IN WITNESS WHEREOF the Parties hereto have caused these presents to be executed as and from the day and year first above written.
PACIFIC RODERA VENTURES INC.
Per: /s/ "Harry Chew"
Authorized Officer

GROUNDSWELL ENERGY INC.
Per: /s/ "Michael K. Barton"
Authorized Officer

/s/ "James G. Shea"	/s/ "Michael K. Barton"
WITNESS	MICHAEL BARTON